EXHIBIT 99.1

SCRIPT FOR OPPORTUNITY REIT I

FOURTH QUARTER 2009 UPDATE CONFERENCE CALL
MARCH 31, 2010

[SLIDE 1 — TITLE]

OPERATOR:

Welcome to the Behringer Harvard Opportunity REIT I, Inc. fourth quarter 2009 update conference call.  Let me introduce Terri Reynolds, counsel for the fund.

[CHANGE TO SLIDE 2 — FORWARD LOOKING STATEMENTS]

TERRI REYNOLDS:

Before we begin, please note that statements made during this call that are not historical may be deemed forward-looking statements.  Future events and actual results, financial or otherwise, may differ materially from events and results discussed in the forward-looking statements due to a variety of risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Please refer to Behringer Harvard Opportunity REIT I’s filings with the Securities and Exchange Commission, specifically the annual report on Form 10-K for the year ended December 31, 2009 for a detailed discussion of these risks and uncertainties.

It is also important to note that today’s call may include time sensitive information that may be accurate only as of the date to which it relates.  Behringer Harvard Opportunity REIT I assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[CHANGE TO SLIDE 3 — WHERE TO EMAIL QUESTIONS]

TERRI REYNOLDS:

If you have a question, please send an email to bhreit@behringerharvard.com and your question will be forwarded to the presenters.  Please note, however, that you will not receive a return email with a written response.  Due to the number of questions that are anticipated, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

For scheduling purposes, this call will be 45 minutes.

I will now turn the call over to Sam Gillespie, the REIT’s Chief Operating Officer.

[CHANGE TO SLIDE 4 — AGENDA]

SAM GILLESPIE:

Thank you and welcome everyone to our quarterly update call.  My name is Sam Gillespie and I am the Chief Operating Officer for the REIT.  As I have mentioned on previous calls, in addition to these quarterly calls, our written updates, and our training available for selling group representatives here in Dallas, we spend time traveling to see you in your communities.  We will do over 20 local presentations this year and have been to Los Angeles, Seattle, Washington DC, and Boston already this year and will be in Phoenix and Northern California next week.  We hope to see many of you at these events.

Our agenda will be similar to previous calls and is as follows.  I will make some brief comments about national economic indicators and how these are impacting the commercial real estate markets.  I will follow with updates on the U.S. hospitality markets and the Central European markets.  Next Bryan Sinclair, our Chief Accounting Officer, will discuss financial metrics of the fourth quarter.  I will follow with a review of the REIT’s debt maturities through 2010 and then Al Palamara, our Portfolio Manager, will join the call and delve into more detail on several specific assets in the fund.  I will then make a few closing remarks  and then we will take your questions via e-mail.

[CHANGE TO SLIDE 5 — U.S. MARKET OVERVIEW]

SAM GILLESPIE:

Many, if not most, economists believe we are in a recovery or on the cusp of one.  The major indices of economic activity are generally trending positive and it’s very encouraging to report that:

•                  Real GDP grew 5.6% in the fourth quarter, marking the first two periods of back to back growth since 2007

•                  Non-farm payroll losses slowed dramatically in the fourth quarter

•                  Industrial production has been up for 8 consecutive months

•                  Imports and exports have grown for two consecutive months after 13 straight months of declines.

So the news is heartening, but a stagnant unemployment rate and lumpiness in consumer confidence stats still raise some concerns.  Although there have been some positive indicators, it should be viewed in the context of the approximately 8.4 million jobs lost in the U.S. economy since 2007.  The commercial real estate markets won’t fully recover until we have job growth, which means space absorption in office buildings, and consumers start spending, which means shopping center space and the industrial warehouses that serve them will fill up.

The previously frozen capital markets are beginning to thaw a little bit.  This change from previous periods is led by plentiful debt under favorable terms for the multifamily sector from the government sponsored entities like Fannie and Freddie.  We also saw transaction volume increase and some value recovery, but in very select markets and most predominately in Washington, D.C.

[CHANGE TO SLIDE 6 — HOSPITALITY AND INTERNATIONAL MARKET OVERVIEW]

SAM GILLESPIE:

2009 was a very tough year for the hospitality sector as measured by all metrics.  According to Smith Travel Research, a hospitality industry data tracking organization, occupancy and average rate were down 8.7% and 8.8%, respectively.  2010 will represent a transition year with increasing occupancies, but at the expense of room rates which will remain depressed, at least through the first half of the year.  PKF Hospitality Research is forecasting 2010 RevPAR, which is a combination of rate and occupancy to be flat to down about 1%.

Corporate group business will remain a challenge and is closely tied to employment levels.  Individual travel patterns, both corporate and leisure, are showing positive trends, although partially driven by low room rates.

Although Europe as a whole is likely to be slower to emerge from the recession, we are seeing some positive signs of growth in Central Europe, especially Poland and the Czech Republic.  In 2009, Poland was the only European country to record a positive GDP despite double-digit unemployment.  Poland is projected to be a major target of European investment in 2010.  Due to the rapid development of the shopping center market in Polish cities, we are anticipating increased retail investment during the next few quarters.  The Czech Republic suffered significant economic declines in 2009 and investment volume in both the retail and industrial sectors continues to be very low.  Both retail and industrial rents in the Czech Republic show increasing prospects for growth and leading Czech indicators point to recovery in 2010 and 2011.

Now, Bryan Sinclair will review the REIT’s financials of the past quarter.

[CHANGE TO SLIDE 7 — MODIFIED FUNDS FROM OPERATIONS]

BRYAN SINCLAIR:

Thanks Sam.  Let’s first discuss Modified Funds from Operations for the fourth quarter of 2009.

Modified FFO, which is FFO adjusted for impairment charges and hedging gains and losses in income, was $11.3 million in the fourth quarter of 2009, or $0.20 per share.  This is a $0.35 per share improvement from the third quarter of 2009.  The components of this increase include the following:  one, a non-cash bad debt reserve taken in the third quarter for Chase Park, which amounts to approximately $0.18 per share, and two, $0.15 per share from the proceeds of the sale of Chase Park state tax credits for our work in restoring this historic hotel.

For the year ended December 31, 2009, MFFO was $5.6 million, or $0.10 per share.  For the prior year 2008, MFFO was $10.7 million, or $0.20 per share.  The components of the $0.10 per share decrease in year over year MFFO is due to the previously mentioned Chase Park non-cash bad debt reserve, and a $0.06 per share decrease in interest income from lower cash on-hand balances and lower yields on cash accounts.  These decreases in year over year MFFO are partially offset by several positive variances including an increase in net operating income of $0.05 per share, the sale of the Chase Park state tax credits of $0.15 per share, and a $0.03 per share reduction in advertising costs at our development properties.

Please note that the reconciliations of FFO and MFFO to our GAAP financial statements are contained in our Current Report on Form 8-K filed today.

[CHANGE TO SLIDE 8 — FOURTH QUARTER EVENTS]

BRYAN SINCLAIR:

Now I’ll discuss in a little more detail fourth quarter events.

During the fourth quarter, we recognized a $5.6 million non-cash impairment charge related to undeveloped land at our hotel and development property, The Lodge & Spa at Cordillera, as we continue to be challenged by adverse economic conditions in the Vail Valley second-home market.  Together with the non-cash impairment charges we took in the second and third quarters of 2009 related to Becket House, we recognized a total of $15.5 million in non-cash impairment charges during the year.  These non-cash charges represent less than 2% of our total assets as presented on our December 31, 2009 balance sheet.  Inception-to-date, we have taken non-cash impairment charges totaling $35 million, or only 4% of total assets as of December 31, 2009.

On the positive side, during the fourth quarter, we recognized in income $8.7 million from the sale of State of Missouri historic tax credits as part of our re-development of the Chase Park Plaza hotel.  These proceeds went to pay down the outstanding hotel loan balance owed to our lender, bringing the balance down to $77.5 million at the end of 2009.  During 2010, we expect to receive additional historic tax credits that will be sold to further reduce the outstanding Chase Park loan balances.

Keeping our attention on Chase Park Plaza, we sold an additional four condominium units during the fourth quarter for total proceeds of $7.9 million, and an additional 11 units since year-end for total proceeds of $20.9 million.  From the project’s inception through March 25 of this year, we have sold a total of 49 units of the total 86 units completed or to be completed, for total proceeds of approximately $50 million.  Adding the three units currently under contract, we will have sold more than 60% of the total units, or put another way, only 34 units remain available.  Again, proceeds from the sale of The Private Residences at Chase Park condominiums go first toward paying down the construction loan and then to paying down the hotel loan.  As of March 25, 2010, the construction loan balance was approximately $9 million as compared to $23.3 million at year end with three units under contract yet to be closed.

Let’s move on and talk about liquidity during the fourth quarter of 2009.

[CHANGE TO SLIDE 9 — LIQUIDITY]

BRYAN SINCLAIR:

Now, regarding our cash available to support operations, investing, and financing activities.  Our unrestricted cash decreased from $19 million at the end of the third quarter to $9.5 million at the end of the fourth quarter.  This was primarily due to lower net borrowings on our senior secured credit facility.

In addition to cash-on-hand, we had $8.6 million of restricted cash.  Our restricted cash is reserved for the payment of interest under certain loan agreements, taxes and insurance, and for leasing, capital improvements, and repair and maintenance costs at certain of our operating properties.

That concludes my comments.  I will now turn the call back to Sam.

[CHANGE TO SLIDE 10 — 2009-2010 DEBT EXTENSIONS]

SAM GILLESPIE:

Thanks Bryan.  Now let’s discuss the REIT’s debt maturities.

With superb work done in the fourth quarter by the Behringer Harvard Capital Markets group, led by Andy Bruce, we successfully wrapped up all of the 2009 maturities and made significant progress on the 2010 maturities.

The senior construction loan for Alexan Black Mountain, the multifamily project in Las Vegas where we have a mezzanine loan, was extended for three years by our mezzanine borrower.

We refinanced both of our student housing projects with very favorable long-term debt from Freddie Mac.  More about our strategy on those assets from Al later in the call.

We extended our Frisco Square land loan for two years.  This required a $1 million principal paydown and additional paydowns of $429,000 per quarter.  Precious capital was used to extend these loans on this important project.  How we use scarce capital are critical decisions.  Making the right choice on where this capital is spent is the most important thing we do.

The balance of the maturities for 2010 are Tanglewood at Voss, our multifamily project in Houston, the hotel and condo loan at Chase Park, our data center project in Santa Clara, and some small loans in our Central Europe portfolio.

Speaking of our Central European portfolio loans, I’m pleased to say that a 2.3 million Euro loan on a Czech property, originally due to expire at the end of 2010, was automatically renewed for two years when the primary tenant did not exercise its option to terminate its lease at the end of 2009.  Also, our lender in Poland has indicated that they are willing to extend two loans totaling 16.7 million Euros that are due in December 2010.  The two loans are for a portfolio of retail properties anchored by Tesco grocery stores and a distribution center in Lynka.

[CHANGE TO SLIDE 11 — 2010 DEBT MATURITIES]

SAM GILLESPIE:

At Tanglewood at Voss, where we have a mezzanine loan, we are working with the borrower and the senior lender to extend the construction loan for several years.  This may very well require a principal paydown or some type of additional collateral.  This is a great project still working to get to stabilization and we strongly believe additional investment or collateral to support Tanglewood at Voss to get this loan extended and protect our current investment will be rewarded.

As Bryan mentioned, at Chase, with the contracts we have currently in place, the condo loan will be reduced to a very modest $7 million by summer and with just a few more sales we will have that loan paid off.  We had expressed in earlier calls that the tax credits we monetized in the fourth quarter of 2009 would go to completely pay off the condo loan, but our lender had the discretion to apply the $8 million in tax credits to the hotel loan or the condo loan and they chose the hotel loan.

Speaking of tax credits, we expect to monetize another $15 million in historic tax credits this summer and those credits will also go directly to de-lever the hotel loan.  All told, those two loans totaled $111.2 million one year ago today and we believe the principal balance upon maturity will be $62.5 million, all of it on the hotel loan.  Remarkable progress really.  After a difficult 2009, the hotel is still several years away from stabilization and we will be working with our lender to extend this loan as we improve property performance over the next 24-36 months and prepare the hotel for disposition.

At Santa Clara, we are in discussions with our lender for a 3-year extension that includes other very positive news for the project.  We hope to make an announcement regarding that soon.

[CHANGE TO SLIDE 12 — PORTFOLIO COLLAGE]

SAM GILLESPIE:

Now let’s turn our attention to a few of our portfolio assets.  On each of these quarterly calls, we will review in more detail two or three specific assets.  For this call, we have chosen:

•                  Frisco Square, a mixed-use development in Frisco, Texas,

•                  Our Central European joint-venture portfolio, which consists of 22 retail and logistics properties in four countries,

•                  A further update on our two joint venture-owned student housing properties near TCU in Ft.  Worth, Texas and UVA in Charlottesville, Virginia, and

•                  A brief review of our development projects

Al Palamara will lead this part of our call.

[CHANGE TO SLIDE 13 — FRISCO SQUARE]

AL PALAMARA:

Thanks, Sam.

Our Frisco Square development project was acquired in August 2007 by recapitalizing the partnership that owned the development at that time.  This development is a 48-acre portion of Frisco Square, a 147-acre master-planned development at the intersection of the Dallas North Tollway and Main Street in Frisco.  The City of Frisco was named in July 2009 by Forbes magazine as the seventh best place to move to in America.  Located one-half block west of city hall, Frisco Square features a pedestrian-friendly mix of retail, offices, apartments, and municipal facilities that embody the “live, work, play” lifestyle arrangements that are attractive to young professionals.  Also located across the street from our development is Pizza Hut Park, a 21,000-seat stadium that is home to the FC Dallas major-league soccer team.

We recently reached an agreement with Cinemark Holdings, Inc., to construct a state-of-the art 12-screen theatre at Frisco Square, which has been part of our original development plans since we invested two years ago.  Cinemark will lease the building for 15 years from our partnership.  Cinemark plans to offer digital and 3-D capabilities in its theatre, stadium seating, and their newest product, Cinemark XD: Extreme Digital Cinema in a specially-designed auditorium.  Cinemark Holdings is a leading domestic and international movie theatre operator, with 424 theatres in the U.S., Canada, Brazil, Mexico and Latin America.

We believe the Cinemark theatre will be a major attraction for Frisco Square and generate significant new levels of consumer traffic for the development.  In addition, we believe the theatre will help attract additional high quality retailers and entertainment operations to Frisco Square.  All of this should further enhance the quality of life for this mixed use development.

[CHANGE TO SLIDE 14 — CENTRAL EUROPEAN PORTFOLIO]

AL PALAMARA:

During the third quarter of 2008, we acquired a joint venture interest in a Central European portfolio consisting of 22 retail and warehouse properties located in Poland, Czech Republic, Slovakia, and Hungary.  The portfolio encompasses 886,000 square feet with a concentration of discount grocery stores located in dense urban markets and industrial properties located in strategic distribution markets.  Our exit strategy anticipates a pricing premium for the aggregation of these single properties into an institutional quality portfolio.

These properties have been approximately 99% percent leased since acquisition.  Retail units that became vacant in 2009 were re-let with little or no downtime.  Only 3% of the portfolio’s leases expire in 2010 and more than 82% of the leases are in place until 2015 or later.

Poland and the Czech Republic, in which 20 of the 22 properties are located, are recovering from the recession and have begun showing signs of growth.  While continuing to monitor the capital markets for an optimal sale, we plan to pursue additional financing and equity opportunities for site expansions to accommodate increased tenant demand for additional space.

[CHANGE TO SLIDE 15 — GRANDMARC TCU and UVA]

AL PALAMARA:

During our last call, we discussed the success of our two student multifamily properties at TCU in Ft.  Worth and the University of Virginia in Charlottesville.  Both properties have a successful operating history and combined with the strong demand for this product from institutional investors we have decided to market these properties for sale in the second quarter.  TCU and UVA are trending positively in their pre-leasing efforts for the 2010 — 2011 school year and we have secured attractive long term financing for both properties.  They should be well positioned for a sale.  We have retained a broker to market the properties and the broker is in the process of preparing offering materials for distribution to the investor market.

[CHANGE TO SLIDE 16 — DEVELOPMENT PROJECTS UPDATE]

AL PALAMARA:

The Fund has four investments with development strategies — The Lodge & Spa at Cordillera, Frisco Square, Rio Salado, and Royal Island.  In 2008 we put development activity on hold for all of these projects due to the lack of demand and the lack of development financing available in the market.  As a result, the Fund had no vertical construction at any of these properties.

We will continue to monitor demand, but at this date we have no plans to develop any product unless we have identified unique development opportunities, such as a creditworthy build-to-suit tenant.  This is the case with Cinemark at Frisco Square.  As discussed earlier, Cinemark is under a long term lease for entire new building and will pay rent commencing with the first month of the lease.

The last point that I’d like to make is that we have no third party debt on Cordillera, or Rio Salado and this helps immensely to keep our carrying costs as low as possible.  Frisco Square has third party debt, but this is supported by the operating properties we purchased at acquisition which include office, retail and multifamily assets.

[CHANGE TO SLIDE 17 — PORTFOLIO COLLAGE]

SAM GILLESPIE:

Thanks, Al.

Now to wrap up, I want to discuss the capital needs of this REIT.  As with any investment, capital must be directed where it will help achieve the highest total return for the owners over time.  We have made some exciting progress on several assets, the Cinemark lease, the Frisco Square loan extension, progress on the Voss loan extension, a recent development at our Santa Clara project we hope to announce next quarter — but these are going to take capital to execute, and we will need to get it from different places than our line of credit or operating cash flow.

Under normal credit market conditions, these types of expenditures could be financed with third party debt.  Today, that debt is not available although the reasons for these expenditures are tremendously positive for the fund in the long term.  For that reason, we are looking at all areas to preserve and obtain capital, including reviewing our distribution policy.  We are considering selling assets that may need additional capital where the returns don’t justify the additional investment.  We could suffer some loss of investment principal in these cases, but the capital obtained through selling will be used to enhance returns on the projects where it is needed most and can achieve a higher total return for our shareholders over the life of the REIT.  We are also discussing loan modifications on other assets prior to their maturity where the underlying asset may need capital now, but where we also need cooperation from the lender before that capital is worth investing.  As I mentioned earlier in this call, allocating scarce capital to the places where it can achieve the highest returns is the most important thing we do in for this REIT.

[CHANGE TO SLIDE 18 — QUESTIONS]

SAM GILLESPIE:

Now, let’s go to your questions.

OPERATOR:

Please e-mail any questions you may have to bhreit@behringerharvard.com.  Due to the number of questions that are anticipated and the limited time available, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

Further, if you would like a copy of the PowerPoint presentation from today’s call, the Company has filed it as an exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission, which can be accessed on the website maintained for the Company at www.behringerharvard.com or from the SEC’s website at www.sec.gov.  Access to the filing is free of charge.

Lastly, a playback of today’s call will be available to the Company’s selling group members on the password-protected portion of the Company’s website.  The file will be titled “March 31, 2010 Conference Call Replay: Behringer Harvard Opportunity REIT I, Inc.  Quarterly Update” and will be the last link on the left sidebar once you are logged in.  Please note that in order to view the link, you must log in using your DST Vision ID.  The recording will be posted as soon as possible and will be available until Saturday, April 10, 2010.  For further information regarding the playback of this call, please contact a member of your wholesaling team at 866-655-3600.

Now, let me turn it back over to Mr. Gillespie for the Q&A session

[END OF SCRIPT]